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Exhibit 3.9

CERTIFICATE OF INCORPORATION

OF

REGAL INVESTMENT COMPANY

        FIRST:    The name of the Corporation is "Regal Investment Company."

        SECOND:    The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

        THIRD:    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware; provided that the Corporation's activities shall be confined to the maintenance and management of its intangible investments and the collection and distribution of the income from such investments or from tangible property physically located outside Delaware, all as defined in, and in such manner to qualify for exemption from income taxation under Section 1902(b)(8) of Title 30 of the Delaware Code, or under the corresponding provision of any subsequent law.

        FOURTH:    The total number of shares which the Corporation shall have authority to issue is 1,000 shares of common stock, no par value per share, all of the same class.

        FIFTH:    (1) The name and mailing address of the incorporator is Jennifer Horn Noonan, Bass, Berry & Sims PLC, 2700 First American Center, Nashville, Tennessee 37238.

                        (2) The powers of the incorporator are to terminate upon the filing of this certificate of incorporation. The name and mailing address of the persons who are to serve as initial directors until the first annual meeting of stockholders or until their respective successors have been elected and qualified are as follows:

Name	Mailing Address
Michael L. Campbell	7132 Commercial Park Drive Knoxville, Tennessee 37918
Lewis Frazer III	7132 Commercial Park Drive Knoxville, Tennessee 37918
Robert C. Campbell	103 Foulk Road, Suite 200 Wilmington, Delaware 19899

        SIXTH:    Election of directors need not by written ballot.

        SEVENTH:    In furtherance of, and not in limitation of the powers conferred by statute, the Board of Directors is authorized to adopt, amend, or repeal bylaws of the Corporation.

        EIGHTH:    No director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. It the Delaware General Corporation law is amended after the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this section EIGHTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

        NINTH:    The Corporation shall have the power to indemnify its directors to the fullest extent permitted by law.

        TENTH:    The Corporation shall have no power and may not be authorized by its stockholders or directors (i) to perform or omit to do any act that would prevent or inhibit the Corporation from qualifying, or cause the Corporation to lose its status, as a corporation exempt from the Delaware Corporation Income Tax under Section 1902(b)(8) of Title 30 of the Delaware Code, or under the corresponding provision of any subsequent law, or (ii) to conduct any activities outside of Delaware which could result in the Corporation being subject to tax outside of Delaware.

        IN WITNESS WHEREOF, I have made, signed and sealed this Certificate of Incorporation this 2nd day of May, 1997.

/s/ Jennifer Horn Noonan Jennifer Horn Noonan, Incorporator

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  Exhibit 3.9
CERTIFICATE OF INCORPORATION OF REGAL INVESTMENT COMPANY